EXHIBIT 22

LIST OF GUARANTORS AND SUBSIDIARY ISSUERS OF GUARANTEED SECURITIES AS OF MARCH 31, 2022

    The following is a list of guarantors of the 3.100% Senior Notes due 2026, 2.630% Senior Notes due 2030, and 2.690% Senior Notes due 2031 issued by Amcor Flexibles North America, Inc., the 3.625% Senior Notes due 2026 and 4.500% Senior Notes due 2028 issued by Amcor Finance (USA) Inc. All of the issuers listed above are wholly owned subsidiaries of Amcor plc.

Name of Guarantor	Jurisdiction of Incorporation
Amcor plc	Jersey
Amcor Flexibles North America, Inc. (1)	United States of America
Amcor Finance (USA) Inc. (1)	United States of America
Amcor Pty Ltd	Australia
Amcor UK Finance plc (1)	United Kingdom
(1)Amcor Flexibles North America, Inc., Amcor Finance (USA) Inc., and Amcor UK Finance plc guarantee each other’s notes.

The following is a list of guarantors of the 1.125% Senior Notes due 2027 issued by Amcor UK Finance plc, a wholly owned subsidiary of Amcor plc.

Name of Guarantor	Jurisdiction of Incorporation
Amcor plc	Jersey
Amcor Flexibles North America, Inc.	United States of America
Amcor Finance (USA) Inc.	United States of America
Amcor Pty Ltd	Australia